SCHEDULE 14A
                                   (Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a)
                       of the Securities Exchange Act of 1934



Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                               BRAZOS SPORTSWEAR, INC.
                  (Name of Registrant as Specified In Its Charter)

                  -------------------------------------------------
         (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

   1) Title of each class of securities to which transaction applies: __________

   2) Aggregate number of securities to which transaction applies:  ____________

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction: $_______________

   5) Total fee paid: $__________________
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)    Amount Previously Paid: ________________

   2)    Form, Schedule or Registration Statement No.: _________________

   3)    Filing Party: _________________

   4)    Date Filed: __________________

                             BRAZOS SPORTSWEAR, INC.
                               4101 FOUNDERS BLVD.
                               BATAVIA, OHIO 45103


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 9, 1998


   Notice is hereby given that the annual meeting of the stockholders of Brazos Sportswear, Inc. (the "Company") will be held at the offices of Equus II Incorporated, 2929 Allen Parkway, Suite 2500, Houston, Texas 77019 on Friday, October 9, 1998, at 8:30 a.m., local time, for the following purposes:

         1. To elect two Class III directors of the Company to hold office until the third succeeding annual meeting of stockholders after their election (the 2001 Annual Meeting) or until their successors are elected and qualified;

         2. To consider and act upon a proposal to amend the Company's 1997 Incentive Plan to increase the minimum number of shares available for issuance under the plan to 1,000,000 from 750,000; and

         3. To consider and act upon such other business as may properly be presented to the meeting.

   A record of stockholders has been taken as of the close of business on September 9, 1998, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A list of stockholders will be available at the offices of the Company commencing September 25, 1998, and may be inspected during normal business hours before the annual meeting.

   If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.


                                          By Order of the Board of Directors,


                                          F. CLAYTON CHAMBERS,
                                          SECRETARY


September 15, 1998

                           BRAZOS SPORTSWEAR, INC.
                             4101 FOUNDERS BLVD.
                             BATAVIA, OHIO 45103


                               PROXY STATEMENT


      This Proxy Statement is being mailed to stockholders commencing on or about September 15, 1998, in connection with the solicitation by the board of directors of Brazos Sportswear, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders to be held at the offices of Equus II Incorporated, 2929 Allen Parkway, Suite 2500, Houston, Texas 77019, on Friday, October 9, 1998, and any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holders of the proxies. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the annual meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy on which no direction is specified will be voted for the election of each of the directors nominated by the Company named herein and for the approval of the amendment to the Company's 1997 Incentive Plan, or otherwise in accordance with the judgment of the person specified thereon. A stockholder may revoke a proxy by delivering to the Company written notice of revocation, delivering to the Company a proxy signed on a later date or voting in person at the annual meeting.


                         OUTSTANDING VOTING SECURITIES


      As of September 9, 1998, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 4,421,752 shares of the common stock ("Common Stock") of the Company outstanding. Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting. In addition, as of September 9, 1998, there were 2,903,902 shares of the Series B-2 preferred stock of the Company ("Series B-2 Preferred Stock") outstanding. The shares of Series B-2 Preferred Stock vote with the Common Stock based on the number of shares of Common Stock into which such preferred stock is then convertible. As of September 9, 1998, each share of Series B-2 Preferred Stock is convertible into approximately .0909 shares of Common Stock, which on an as-converted basis represents an aggregate of 263,991 shares of Common Stock.


                            ELECTION OF DIRECTORS


      At the meeting, two Class III directors are to be elected, each director to hold office until the third succeeding annual meeting of the stockholders, or until his successor is elected and qualified. The persons named in the accompanying proxy have been designated by the board of directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

INFORMATION REGARDING THE NOMINEES

      The following table contains certain information with respect to the persons who have been nominated to serve as Class III directors of the Company:


                                                                        DIRECTOR
NAME                        POSITION                            AGE      SINCE
----                        --------                            ---      -----
               CLASS III DIRECTORS WHOSE TERM WILL EXPIRE IN 2001

Michael S. Chadwick........ Director                            46       1997
Robert C. Klein............ Director, president and chief
                            executive officer                   47       1998

      MICHAEL S. CHADWICK. Mr. Chadwick has been a director of the Company since March 1997. He is a senior vice president and a managing director of the corporate finance department of Sanders Morris Mundy, a Houston-based financial services and investment banking firm. From 1988 to 1994, Mr. Chadwick served as president of Chadwick, Chambers & Associates, Inc., an investment and merchant banking firm located in Houston, Texas. Mr. Chadwick presently serves on the board of directors of Watermarc Food Management Company and Blue Dolphin Energy Company, both publicly traded corporations, and Moody-Price, Inc., a privately-owned corporation.

      ROBERT C. KLEIN. Mr. Klein has served as a director and as president and chief executive officer of the Company since April 1998. He served as president and chief executive officer of Morning Sun, Inc. from 1993 until it was acquired by the Company in July 1997. Prior to his appointment as president and chief executive officer, he served as president of the Company's Branded Products Division. From 1978 until 1993, Mr. Klein served in a variety of positions in manufacturing, merchandising and sales at Jantzen, Inc., a division of VF Corp., and was vice president of womenswear before he left Jantzen to join Morning Sun, Inc.


INCUMBENT DIRECTORS
                                                                        DIRECTOR
NAME                        POSITION                            AGE      SINCE
----                        --------                            ---      -----
                CLASS I DIRECTORS WHOSE TERM WILL EXPIRE IN 2000

Randall B. Hale............ Director and chairman of the board   36       1997

                CLASS II DIRECTORS WHOSE TERM WILL EXPIRE IN 1999

Nolan Lehmann.............. Director                             54       1997

F. Clayton Chambers........ Director, vice president, chief
                            financial officer secretary and
                            treasurer                            38       1997


      RANDALL B. HALE. Mr. Hale has been a director and chairman of the board of the Company since March 1997. He has served as a vice president of Equus II Incorporated ("Equus II") and Equus Capital Management Company ("Equus") since 1992 and as a director of Equus since 1996. From 1985 to 1992, he was employed by Andersen Worldwide. Mr. Hale is a director of American Residential Services, Inc. and is also a director of numerous privately-owned companies. Mr. Hale is a certified public accountant.

      NOLAN LEHMANN. Mr. Lehmann has been a director of the Company since March 1997. He has served as a director and president of Equus since 1980, and as a director and president of Equus II since inception. Before joining Equus, Mr. Lehmann served in a number of executive management positions with Service Corporation International from 1973 to 1980. Mr. Lehmann is also a director of Allied Waste Industries, Inc., American Residential Services, Inc., Drypers Corporation and Garden Ridge Corporation. In addition, he serves as a director of several privately-owned companies. Mr. Lehmann is a certified public accountant.

      F. CLAYTON CHAMBERS. Mr. Chambers has served as vice president, chief financial officer, treasurer, secretary and a director of the Company since March 1997. From January 1995 until March 1997 he served as vice president and chief financial officer of BSI Holdings, Inc. ("BSI"), which merged with the Company in March 1997. From May 1994 until January 1995, he served as a consultant to BSI. Mr. Chambers was a principal in the firm of Chadwick, Chambers & Associates, Inc., an investment and merchant banking firm located in Houston, Texas, from 1988 until 1994. He was employed by Lovett Mitchell Webb & Garrison, an investment banking firm, from 1986 until 1987.

      For certain information regarding the beneficial ownership of the Common Stock by each of the nominees and incumbent directors, see "Other Information --Principal Stockholders."


VOTE REQUIRED FOR ELECTION AND RECOMMENDATION

      The two nominees for Class III director who receive the greatest number of votes cast for election by the holders of Common Stock (including Common Stock resulting from the deemed conversion of the Series B-2 Preferred Stock as of the record date) of record shall be the duly elected Class III directors upon completion of the vote tabulation at the annual meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the meeting but not voting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE TWO NOMINEES FOR CLASS III DIRECTOR OF THE COMPANY.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

      During 1997, the board of directors convened on three regularly scheduled occasions. Committees of the board held meetings as follows: audit committee--two meetings and compensation committee--two meetings. Each director attended at least 75% of all meetings of the board and all committees on which he served during the year.

      The Company's operations are managed under the broad supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain board functions are discharged by the standing committees of the board. The compensation committee is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full board approval where legally required, and supervises the administration of all executive compensation and benefit programs, including the establishment of specific criteria against which all annual performance based benefits are to be measured. The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The current members of the audit committee and compensation committee are Messrs. Hale, Lehmann and Chadwick. The board of directors does not presently maintain a nominating committee; stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at the Company's principal offices.

      Directors not employed by the Company ("Non-Employee Directors") receive compensation of $16,000 annually for service on the board plus reimbursement of expenses in attending meetings. Under the Company's 1997 Incentive Plan, each current Non-Employee Director elected for the first time to the board will receive a one-time grant of options to purchase 15,000 shares of Common Stock, and beginning with the Company's 1998 annual meeting, the Company anticipates that each Non-Employee Director will receive an additional grant of options to purchase 5,000 shares of Common Stock on the date of each stockholder vote regarding election of directors. All such options will be granted at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant.

                             PROPOSED AMENDMENT TO
                              1997 INCENTIVE PLAN


      The Brazos Sportswear, Inc. 1997 Incentive Plan (the "Plan") was originally approved by the Company's stockholders in September 1997. The Plan entitles directors, officers and other key employees of the Company and its subsidiaries to receive options to purchase an aggregate of the greater of (i) 12.5% of the Company's outstanding Common Stock or (ii) 750,000 shares of Common Stock. In August 1998, the Board of Directors approved an amendment to the Plan that would increase the minimum aggregate number of shares of Common Stock which may be issued or covered by options pursuant to the Plan.

      The Board of Directors adopted this amendment as a means to provide directors, officers and other key employees with a continuing proprietary interest in the Company. The Company will continue to grant options under the Plan until the earlier to occur of (i) the Plan's expiration or (ii) the issuance of options covering all shares of Common Stock reserved for issuance under the Plan.

      The proposed amendment would increase the minimum number of shares of Common Stock which may be issued or covered by options pursuant to the Plan by 250,000. Of the original 750,000 options authorized for grant under the Plan, 157,932 options remained available for grant as of August 1, 1998. If the proposed amendment is approved, the aggregate number of shares which may be issued or covered by options pursuant to the Plan would be (i) the greater of 12.5% of the Company's outstanding Common Stock or (ii) 1,000,000 shares of Common Stock. On August 27, 1998, Robert C. Klein, president and chief executive officer, and F. Clayton Chambers, vice president and chief financial officer, were granted options to purchase 210,000 and 10,000 shares, respectively, of Common Stock at the current market price under the terms of the Plan.

APPROVAL

      The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and represented at the meeting, in person or by proxy, is required to approve the proposed amendment to the Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE PLAN.

                               OTHER INFORMATION


PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at August 15, 1998, by (i) all directors and nominees for director, (ii) the chief executive officer and other executive officers, (iii) each person who beneficially owns more than five percent of the Company's common stock and (iv) all directors and executive officers as a group.

                                                      NUMBER OF         PERCENT
            NAME                                        SHARES          OF CLASS
                                                    --------------      --------
Equus II Incorporated .............................  2,934,233(1)          56.5%
   2929 Allen Parkway, Suite 2500
   Houston, Texas 77019
Allied Investment Corporation .....................    342,938              7.8%
Allied Investment Corporation II
   1666 K Street, N.W., Suite 901
   Washington, D.C. 20006
Bank of America NW, N.A., d/b/a Seafirst Bank .....    307,552              7.0%
   820 A Street, Suite 250
   P.O. Box 1493
   Tacoma, Washington 98401
George Warny ......................................    270,527(2)           6.1%
   215 Flag Lake Drive
   Clute, Texas 77531
Samuel T. McKnight ................................    228,411(3)           5.1%
   215 Flag Lake Drive
   Clute, Texas 77531
J. Ford Taylor ....................................    266,239(4)           5.8%
   4101 Founders Blvd .............................
   Batavia, Ohio 45103
F. Clayton Chambers ...............................    257,166(5)           5.7%
   4101 Founders Blvd .............................
   Batavia, Ohio 45103
Michael S. Chadwick ...............................    270,467(6)           6.0%
   3100 Chase Tower
   Houston, Texas 77002
Robert C. Klein ...................................    103,171(7)           2.3%
Randall B. Hale ...................................  2,969,397(8)(9)       56.8%
Nolan Lehmann .....................................  2,958,711(8)(10)      56.7%
All directors and executive officers as a group
  (five persons) ..................................  3,624,679(1)(5)-(10)  67.1%

-------------
(1) Includes 170,839 shares which may be acquired upon exercise of warrants and 603,086 shares issuable upon conversion of preferred stock.
(2) Includes 6,824 shares which may be acquired upon exercise of warrants and 40,848 shares issuable upon conversion of preferred stock. Includes 106,116 shares as to which Mr. Warny serves as trustee and as to which Mr. Warny disclaims beneficial ownership. Excludes 90,988 shares held by trusts for the benefit of Mr. Warny's children and for which Mr. McKnight serves as trustee and as to which Mr. Warny disclaims beneficial ownership.
(3) Includes 35,812 shares issuable upon conversion of preferred stock and includes 90,988 shares to which Mr. McKnight serves as trustee and as to which Mr. McKnight disclaims beneficial ownership. Excludes 106,116 shares held by trusts for the benefit of Mr. McKnight's children and for which Mr. Warny serves as trustee and as to which Mr. McKnight disclaims beneficial ownership.

(4) Includes 122,425 shares that may be acquired upon exercise of warrants and options and 33,020 shares issuable upon conversion of preferred stock. Includes 121,296 shares held jointly by Sandra Taylor, Mr. Taylor's spouse.
(5) Includes 31,754 shares that may be acquired upon exercise of warrants and options and 24,016 shares issuable upon conversion of preferred stock of which 5,041 shares and 2,639 shares upon conversion are held in trust for Mr. Chambers' children.
(6) Includes 37,367 shares that may be acquired upon exercise of warrants and options and 26,657 shares issuable upon conversion of preferred stock.
(7)   Includes 30,000 shares that may be acquired upon exercise of options.
(8) Includes 2,934,233 shares beneficially owned by Equus II; each holder disclaims beneficial ownership of such shares.
(9)   Includes 35,164 shares that may be acquired upon exercise of options.
(10)  Includes 24,478 shares that may be acquired upon exercise of options.


EMPLOYMENT AGREEMENTS

      In July 1997, in connection with the acquisition of Morning Sun, Inc., the Company entered into an employment agreement with Mr. Klein that provided for an annual base salary of $250,000. Subsequent to his appointment as president and chief executive officer of the Company, Mr. Klein's base salary was increased to $325,000. The agreement expires on July 1, 2000. Mr. Klein's agreement entitles him to participate in the Plan and to receive benefits in an amount of up to 100% of his base salary under the Company's incentive compensation plan. In addition, Mr. Klein may receive discretionary bonuses, and his employment agreement provided for the grant on the date of the agreement of options to purchase 45,000 shares of the Common Stock. Mr. Klein's options vest 33 1/3% per year for three years beginning on the date of grant. If Mr. Klein's employment agreement is terminated without cause prior to the end of its term, the Company must pay an amount equal to the base salary for the one-year period following such termination, plus the pro rata portion of any bonus through such termination. If the agreement is terminated with cause prior to the end of its term, the Company is obligated to pay an amount equal to the base salary accrued to the date of discharge. In addition, the agreement provides that upon termination of employment, Mr. Klein will be prohibited from competing with the Company for a period of one year.

      The Company has entered into an employment agreement with Mr. Chambers that provides for a current annual base salary of an $175,000. The agreement expires on December 31, 1999, and provides for minimum cash bonuses of $7,500 and $10,000 for calendar years ending 1998 and 1999, respectively, and for discretionary bonuses. Mr. Chambers is entitled to participate in the Company's Plan and may receive benefits in an amount of up to 100% of base salary under the Company's incentive compensation plan. If the agreement is terminated without cause prior to the end of the term, the Company must pay an amount equal to Mr. Chambers' base salary and guaranteed bonuses for the remainder of the term of the employment agreement. If the agreement is terminated with cause prior to the end of its term, the Company is obligated to pay an amount equal to the base salary accrued to the date of discharge. In addition, the agreement provides that upon termination of employment, Mr. Chambers will be prohibited from competing with the Company for a period of two years.

      On April 30, 1998, the Company and J. Ford Taylor entered into a Severance Agreement which provides for the continuation of Mr. Taylor's base salary of $275,000 through December 31, 1999. In addition, the Company agreed to reimburse Mr. Taylor up to a maximum of $50,000 for certain expenses in connection with a relocation of his permanent residence if he relocates prior to April 30, 1999. The Severance Agreement also provides for (i) the continuation of certain Company benefits prior to December 31, 1999 and (ii) immediate vesting of 115,601 options to purchase Common Stock, with the options remaining exercisable until December 31, 1999.

EXECUTIVE COMPENSATION

      The following table reflects all forms of compensation for services to the Company for the periods indicated of each individual who was (i) the chief executive officer at any time during the period or (ii) an executive officer at December 27, 1997 whose annual compensation exceeded $100,000 (collectively, the "Named Executives").

      SUMMARY COMPENSATION TABLE. The following table sets forth certain summary information concerning the compensation paid or accrued, during the fiscal years indicated, by the Company to its executive officers.

                                                                            LONG-TERM
                                      ANNUAL COMPENSATION                  COMPENSATION
                                     ---------------------                 -------------
                                                                            SECURITIES
                                                                            UNDERLYING
                                                                           STOCK OPTION
                                                                              AWARDS
         NAME               YEAR      SALARY       BONUS      OTHER(1)       (SHARES)
                           ------    ---------    --------    ---------    -------------
J. Ford Taylor(2)(3)..      1997      $209,616     $15,000      $47,707         --
F. Clayton Chambers(3).     1997      $136,134      $5,000       --             --
Robert C. Klein........     1997      $125,000      --           --           45,000

(1) Represents payments made to Mr. Taylor for reimbursement of moving expenses and membership dues included in his employment agreement.
(2)   Mr. Taylor resigned as a director and officer of the Company in April
      1998.
(3) Employment commenced March 14, 1997, the date on which BSI Holdings, Inc. merged with the Company.

OPTION GRANTS

      The following table sets forth certain information with respect to stock options granted to executive officers during fiscal 1997.

                                                                       POTENTIAL REALIZED
                                                                        VALUE AT ASSUMED
                                                                        ANNUAL RATES OF
                                                                          STOCK PRICE
                                                                        APPRECIATION FOR
                                   INDIVIDUAL GRANTS                     OPTION TERM(1)
                    -----------------------------------------------   --------------------
                                 PERCENT OF
                                   TOTAL
                                  OPTIONS
                    NUMBER OF     GRANTED
                    SECURITIES       TO
                    UNDERLYING   EMPLOYEES   EXERCISE
                     OPTIONS     IN FISCAL     PRICE     EXPIRATION
      NAME           GRANTED        YEAR      ($/SHARE)     DATE        5%          10%
      ----           -------       ------    -----------   ------       --          ---
Robert C. Klein       45,000        25%       10.375        7/07      $293,615    $744,079

(1) Potential values stated are the result of using the SEC method of calculations of annually compounding 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.


OPTION EXERCISES AND YEAR-END VALUES

      The following table sets forth information with respect to options exercised during the fiscal year ended December 27, 1997 and unexercised options to purchase shares of common stock for each of the executive officers at December 27, 1997.

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                    SHARES                      OPTIONS AT           IN-THE-MONEY OPTIONS AT
                   ACQUIRED                 DECEMBER 27, 1997         DECEMBER 27, 1997(1)
                      ON       VALUE    --------------------------  -------------------------
      NAME         EXERCISE   REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
      ----         --------   --------  -----------  -------------  -----------   -------------
J. Ford Taylor(2)   11,700    $79,209        77,689         37,912     $440,829      $228,230
F. Clayton Chambers   --        --           21,139          3,791     $100,414       $22,822
Robert C. Klein       --        --           15,000         30,000      --            --


(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the last sales price of the common stock on December 27, 1997 and the exercise price per share. Options are in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option.
(2)   Mr. Taylor resigned as a director and officer of the Company in April
      1998.

ANNUAL INCENTIVE COMPENSATION PLAN

      Effective January 1, 1998, the Company adopted an annual incentive compensation plan which provides executives and other Company management with the opportunity to receive an annual cash bonus based on the achievement of Company financial performance goals set by the compensation committee of the board. The compensation committee determines the target levels of earnings before interest, taxes, depreciation and amortization (EBITDA), the management personnel eligible to participate in the plan, and the funding percentages for different levels of management participants at certain EBITDA levels. If the Company fails to achieve a threshold level of EBITDA in a given year, no bonus can be earned under the plan. The Compensation Committee also determines the total annual incentive pool available to be paid to personnel and the annual awards that will be made to plan participants based on individual performance criteria.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In March 1997, the Company merged with BSI Holdings, Inc. ("BSI"), and the Company's board of directors was reconstituted with the former directors of BSI. The reconstituted board then made certain changes in the Company's management and in the composition of various board committees. The compensation committee of the board of directors, as the committee was reconstituted following the March 1997 merger, has furnished the following report on executive compensation for 1997:

      The objective of the compensation committee is to enhance the Company's profitability, and thus the value of its common stock, by relating executive compensation and stock-based benefits to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

      Messrs. J. Ford Taylor and F. Clayton Chambers were subject to employment contracts at the date of the merger with BSI which established their respective salaries at $250,000 and $150,000, respectively. In August 1997, Mr. Taylor's and Mr. Chambers' base salaries were increased to $275,000 and $175,000, respectively, reflecting their increased responsibilities resulting from acquisitions completed during 1997. At the time of the acquisition of Morning Sun, the Company entered into an employment agreement with Robert C. Klein which provided for a base salary of $250,000.

      Base compensation for senior executives (including the chief executive officer and the other Named Executives) is intended to be competitive with that paid in comparably situated industries, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarding by the board of directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. In the course of considering annual executive salary increases, appropriate consideration is given to the credentials and experience of the individual senior executives, as viewed in the compensation committee's collective best judgment, which necessarily involves subjective as well as objective elements. Should the committee be persuaded that an executive has not met expectations for a protracted period, a recommendation to the board of directors that the executive be terminated would be a more likely eventuality than a reduction in his based compensation.

      Under the Company's bonus program, bonuses are capped at percentages of base pay not to exceed 100% for the most senior executive officers and lesser percentages for subordinate senior executives. The program is intended to reflect a policy of requiring a minimum level of Company financial performance for the year before any bonus amount is earned by the executive, with bonus amounts for higher levels of performance directly related to the level achieved. Discretionary bonuses may also be awarded to reflect the individual executive's achievements during the year. Since the Company did not achieve its financial goals for 1997, bonuses were only awarded under the terms of each executive's employment agreement.

      The board of directors is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to increase long-term stockholder value. Except for the 45,000 share option grant to Mr. Klein pursuant to his employment agreement, no options were awarded during 1997 to the Named Executives.

      The compensation committee intends, with any necessary concurrence of the board of directors, to continue to consider alternate forms of stock-based incentives with a view to affording the maximum possible long-term performance-based benefits to senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to align directly the economic interests of professional managers with those of the Company's stockholders.

                              The Compensation Committee

                              Randall B. Hale
                              Michael S. Chadwick
                              Nolan Lehmann

COMMON STOCK PERFORMANCE GRAPH

      The following graph illustrates the yearly percentage change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index (the "Standard & Poor's 500") and (ii) the Standard and Poor's Textiles Stock Index (the "Textiles Index"), for the five years ended December 27, 1997:

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                          12/31/92   12/31/93  12/31/94  12/31/95  12/31/96   12/27/97
Brazos Sportswear, Inc.   100        200       130        87        56         47
Standard & Poors's 500    100        110       112       153       189        252
Textiles Index            100         76        74        83       114        123

      In all cases, the cumulative total return assumes, as contemplated by Securities and Exchange Commission rules, that any cash dividends on the common stock of each entity included in the data presented above were reinvested in that security.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

      In April 1997, the Company entered into a financial advisory agreement with SMM pursuant to which SMM agreed to provide certain financial advisory services to the Company. The agreement provides for payments to SMM in the amount of $10,000 per month, for a period of 12 months, but the Company has the right to terminate the agreement after the cumulative payment to SMM of $60,000. SMM also received a lump sum success fee of $50,000 in connection with the Company's acquisition of all of the capital stock of SolarCo, Inc., the parent of Morning Sun (the "Morning Sun Acquisition"). In connection with the public offering of 10 1/2% of Senior Notes due 2007 (the "Offering"), SMM received an amount equal to the product of 0.25% multiplied by the gross proceeds of the Offering, which amounted to $250,000. SMM agreed to forego, after completion of the Offering, the $50,000 contingent lump sum success fee payable by the Company in connection with the Morning Sun acquisition.

      Mr. Klein was a shareholder of Morning Sun, Inc. and in consideration for the sale of his shares to the Company, he received 73,171 shares of Company common stock and cash in the amount of $1,339,882.

      A subsidiary of the Company leases a 88,625 square foot office and production facility in College Station, Texas, from a partnership whose owners include corporations in which Equus II and Messrs. Taylor, Chambers, Chadwick, McKnight and Warny have an ownership interest. The two leases are for a ten-year term expiring 2002 and provide for aggregate monthly lease payments of $18,500.

      Management is of the opinion that all the transactions described were on terms at least as favorable as could have been obtained from unaffiliated third parties.

CHANGE IN CONTROL

      On March 14, 1997, the Company, formerly Sun Sportswear, Inc., a Washington corporation ("Sun"), consummated a merger (the "Merger") with BSI Holdings, Inc. ("BSI"), with the Company being the surviving corporation. Following the Merger, Sun was reincorporated in Delaware under the name of "Brazos Sportswear, Inc. (the "Reincorporation"). Pursuant to the Merger and Reincorporation, the former directors of BSI, with the addition of one executive officer of BSI, became and currently serve as the directors of the Company. In addition, Equus II, formerly the majority stockholder of BSI, acquired beneficial ownership of 57.6% of the Common Stock of the Company. As of August 15, 1998, Equus II beneficially owned 56.5% of the Company's Common Stock. Equus II received its beneficial ownership in the Company's Common Stock based on its prior holdings of BSI capital stock and Sun capital stock surrendered in the Merger and Reincorporation, respectively. Prior to the Merger and Reincorporation, Bank of America NW, N.A., doing business as Seafirst Bank, was Sun's majority stockholder.

AUDITORS

      On May 12, 1997, the Company determined, pursuant to the authority and approval of the board of directors, to dismiss Price Waterhouse LLP ("Price Waterhouse"), the Company's independent accountants, who were previously engaged as the independent accountant to audit the financial statements of the Company. Price Waterhouse's report on the Company's financial statements for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and subsequent interim period preceding the replacement of Price Waterhouse, there were no disagreements with Price Waterhouse on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Price Waterhouse, would have caused them to make a reference to the subject matter of the disagreement(s) in connection with its report. The Company has authorized Price Waterhouse to respond fully to any inquiries by Arthur Andersen LLP.

      On May 12, 1997, pursuant to the authority and approval of the Company's board of directors, Arthur Andersen LLP ("Arthur Andersen") was selected as the Company's independent accountants to audit the consolidated statements of the Company for fiscal 1997. Arthur Andersen was previously engaged as the independent accountant to audit the consolidated financial statements of BSI.

      While management anticipates that the Company's relationship with Arthur Andersen will continue to be maintained during 1998, no formal action is proposed to be taken at the annual meeting with respect to the continued employment of Arthur Andersen inasmuch as no such action is legally required. Representatives of Arthur Andersen, but not Price Waterhouse, plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

      The audit committee of the board of directors assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors if future circumstances were to indicate that such action is desirable.

LIMITATION ON INCORPORATION BY REFERENCE

      Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation does not include any material included herein under the captions "Other Information--Compensation Committee Report on Executive Compensation" or "Other Information--Common Stock Performance Graph."

SECTION 16(A) - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission. With respect to the year ended December 27, 1997, the Company believes that all filing requirements applicable to the Company's executive officers, directors and 10% shareholders have been met, except for Equus II and Messrs. Taylor, Chambers and Chadwick, each of whom was late in filing a Form 4 on one instance upon the issuance of preferred stock in payment of preferred stock dividends.

OTHER MATTERS

      The annual report to stockholders covering the year ended December 27, 1997 either has been mailed to each stockholder entitled to vote at the annual meeting or accompanies this proxy statement.

      Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1999 annual meeting of stockholders is required to submit such proposal to the Company on or before March 15, 1999.

      The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

      The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                             By Order of the Board of Directors,


                                             /s/ F. CLAYTON CHAMBERS,
                                             F. CLAYTON CHAMBERS,
                                             SECRETARY


September 15, 1998

(FRONT)
                            BRAZOS SPORTSWEAR, INC.
  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                   STOCKHOLDERS TO BE HELD ON OCTOBER 9, 1998

The undersigned stockholder appoints Robert C. Klein or F. Clayton Chambers, or either of them, each with power of substitution, attorneys and proxies of the undersigned to vote all shares of common stock or Series B-2 Preferred Stock of Brazos Sportswear, Inc. ("Company") which the undersigned is entitled to vote at the annual meeting of stockholders to be held on October 9, 1998, at the offices of Equus II Incorporated, 2929 Allen Parkway, Suite 2500, Houston, Texas at 8:30 a.m. local time, and at any adjournments.


                                                            PLEASE MARK
                                                       [ ] I do   [ ] I do not
                                                     plan to attend the meeting.


(BACK)

1. Election (except as indicated below) as Class III directors of Michael S. Chadwick and Robert C. Klein.

      [ ] FOR all nominees   [ ] WITHHELD from all nominees   [ ] EXCEPTIONS
                                                              (as marked below)

To withhold the vote for any nominee, write that nominee's name below:
*EXCEPTIONS ________________________________________________

2.    Approval of amendment to 1997 Incentive Plan.
               [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. In their discretion, upon other matters (including procedural and other matters relating to the conduct of the meeting) as may properly come before the meeting and any adjournment.

THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSALS.

Please sign name(s) exactly as printed hereon. If your shares are held jointly, both holders must sign. If signing as attorney, administrator, executor, guardian or trustee, please give title as such. If you are an authorized individual signing on behalf of a corporation or partnership, please state the full corporate or partnership name.

___________________________________     _______________________________________
Signature                    Date        Signature                        Date